Exhibit 5.1

August 4, 2023

Astra Space, Inc.

1900 Skyhawk Street

Alameda, CA 94501

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Astra Space, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of (i) $12,500,000 aggregate principal amount of the Company’s 9.0% Senior Secured Notes due 2024 (the “Notes”) and (ii) warrants (the “Warrants”) exercisable to purchase 22,500,000 shares of the Company’s Class A common stock, par value $0.0001 per share (such shares issuable upon exercise of the Warrants, the “Warrant Shares,” and collectively with the Notes and the Warrants, the “Securities”), pursuant to the Securities Purchase Agreement (the “Purchase Agreement”) dated as of August 4, 2023, among the Company and the buyers named therein. The Securities have been registered pursuant to the Registration Statement on Form S-3 (File No. 333-271589) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on May 2, 2023, as amended by Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3, filed with the Commission on May 4, 2023, as further amended by Pre-Effective Amendment No. 2 to the Registration Statement on Form S-3, filed with the Commission on May 8, 2023, and declared effective by the Commission on May 16, 2023 (collectively, the “Registration Statement”).

In rendering the opinions set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In rendering the opinions set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (a) the Second Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof, (b) the Amended and Restated Bylaws of the Company, as in effect on the date hereof, (c) the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto dated August 4, 2023 relating to the offering of the Securities (the “Prospectus Supplement”), (d) the Purchase Agreement, (e) the Notes, (f) the Warrants, (g) resolutions of the Board of Directors of the Company relating to, among other matters, the filing of the Prospectus Supplement and (h) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that all parties to such documents had the power, corporate or other, to enter into and perform all obligations thereunder and all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the qualifications expressed herein, it is our opinion that:

(1)

The Notes have been duly authorized and executed by the Company and, when delivered and paid for as provided in the Purchase Agreement, the Notes will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

33 South 6th Street        Suite 3800         Minneapolis,    MN 55402

612.260.9000        612.260.9080    Fax         cozen.com

Astra Space, Inc.

August 4, 2023

(2)

The Warrants have been duly authorized and executed by the Company and, when delivered and paid for as provided in the Purchase Agreement, the Warrants will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(3)

The Warrant Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

We are opining herein as to the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

This opinion is for your benefit in connection with the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is limited to the matters stated herein, and no opinion may be implied or inferred beyond the matters expressly stated in this opinion letter.

This opinion letter is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K to be filed on August 4, 2023 by the Company and incorporated by reference in the Registration Statement and to the reference to our firm’s name under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

COZEN O’CONNOR